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                                                                   EXHIBIT 10.24




July 21, 1999


Ms. Tracey Breazeale
1518 Judson Avenue
Evanston, IL  60201

Dear Tracey:

This letter confirms a number of conversations we have had over the last few weeks.

Select Comfort has offered you and you have accepted a position as Senior Vice President of Strategic Planning and Branding. In this role, you will be responsible for development of corporate strategy, coordination of corporate branding and product management functions, and business development, particularly as it pertains to distribution channel alternatives.

Your state date is August 2, and you will report to me in my role as interim CEO and Chairman. You will be a member of the senior management team of Select Comfort.

Compensation will include:

         1.       A salary of $170,000 per year.

         2. A $30,000 bonus potential for the remainder of calendar 1999 based on your own performance, not previously agreed upon corporate performance goals. The evaluation of this will be based upon subjective variables which we will discuss.

         3. 75,000 incentive stock options which will enable you to purchase shares of Select Comfort's public stock. The plan has been sent to you under separate cover.

         4. One free Select Comfort mattress set of your choosing, which will save you hours of painful and restless sleep for the rest of your life.

         5. Moving expenses to Minnesota will be covered as well as temporary housing for up to three months. In addition, the Company will pay the real estate commission on the house you are selling in Evanston.

There are a series of normal employee benefits which I believe you have discussed with Karen Jones, the Vice President of Human Resources.

We are looking forward to your joining the team at Select Comfort and to the contributions you are bound to make. This is an exciting, entrepreneurial environment based on an enormous opportunity to become the leading mattress company in the country, and we are glad to have you be a part of it.

Sincerely,



Patrick A. Hopf